Exhibit 5.1

Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202
T +1 303 899 7300
F +1 303 899 7333
www.hoganlovells.com

February 17, 2011

Board of Directors

US Gold Corporation

99 George Street, 3rd Floor

Toronto, Ontario Canada M5A 2N4

Ladies and Gentlemen:

We are acting as special counsel to US Gold Corporation, a Colorado corporation (the “Company”), in connection with the public offering by the Company of up to 17,250,000 shares of common stock, no par value per share, of the Company (the “Shares”) (including 2,250,000 Shares subject to an overallotment option), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated February 17, 2011 and the accompanying prospectus dated April 23, 2009 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as may be amended (File No. 333-157998) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended and the Colorado Corporations and Associations Act, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the terms “Colorado Business Corporation Act, as amended” and the “Colorado Corporations and Associations Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated February 17, 2011, by and among the Company and the underwriters named therein and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP